Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
Monday, May 1, 2006		Michael T. Prior, Chief Executive Officer
978-745-8106, Ext. 401
Lougee Consulting Group
Bob Lougee (Media)
508-435-6117

Atlantic Tele-Network Reports First Quarter Earnings

Acquired Businesses Drive 46% Increase in Operating Income

and 34% Increase in Net Income

Salem, MA (May 1, 2006) – Atlantic Tele-Network, Inc. (“ATN”) (Amex: ANK) today reported earnings for the quarter ending March 31, 2006. All share and per share amounts reflect the effects of the 5-for-2 split of our common stock, which took place on March 31, 2006. For the quarter ended March 31, 2006 operating income was $11.6 million, an increase of $3.7 million or 46% as compared to operating income of $7.9 million for the quarter ended March 31, 2005. For the quarter ended March 31, 2006 earnings were $4.1 million, or $0.33 per share, as compared to earnings of $3.0 million, or $0.24 per share, for the quarter ended March 31, 2005, an increase of $1.1 million or 34%.

As was previously announced, the Company completed its acquisition of SoVerNet, Inc., a Vermont data and telephone services provider in February 2006. SoVerNet’s results since the date of acquisition, along with the results of two previously reported acquisitions by Commnet which were effective January 1, 2006, are reflected in the 2006 operating results. The statement of operations for the quarter ended March 31, 2006 also includes the results of Commnet Wireless, LLC, which was acquired by ATN in September 2005 and consequently is not reflected in the results for the first quarter of 2005.

Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc., said: “We are happy to have a strong start to 2006. This quarter shows the benefits of some of our key decisions of 2005—the decisions to acquire Commnet and SoVerNet, the decision to shut down our Atlantic Tele-Center business and the decisions to implement a restructuring and new service launch at Choice. Our executives and staff worked very hard in 2005 to position this Company for continued growth and we are pleased with the results to date. But there are still some challenges ahead of us. Among those is increasing growth in wireless revenue in Guyana. To this end, we undertook a careful review of our wireless network design and capacity demands in Guyana, and, as a result, committed to further expansion of our GSM network capacity and coverage. We also expect to make additional investments in our U.S.-based rural wireless network and in our Vermont local telephone and data business, as we think both have good opportunities for significant revenue growth.”

ATN generated the following operating results for the quarter ended March 31, 2006 (unless otherwise indicated, all comparative information is compared against the quarter ended March 31, 2005):

Wireless Revenue. Wireless revenue increased by $9.5 million, or 250%, to $13.3 million from $3.8 million. Of this increase, $9.0 million was attributable to the Commnet acquisition. Commnet continues to deploy new GSM and CDMA sites rapidly in existing service markets and is actively pursuing new market opportunities as well. The remaining $500,000 increase in wireless revenue for 2006 was attributable to the growth of GT&T’s wireless customer-base, which increased from 166,000 subscribers to 246,000 subscribers. As of March 31, 2006, over 136,000 of GT&T’s wireless subscribers were GSM customers. GT&T experienced healthy wireless revenue growth of 14%, but the revenue growth trailed subscriber growth as wireless ARPU (Average Revenue per User) has declined. In management’s opinion, the decline in ARPU reflects a number of factors, including: (1) penetration into a lower use demographic, (2) some users maintaining both a TDMA and GSM account which spreads revenue from one user between two subscriber accounts, and (3) lower use in the most recent quarter because of severe network congestion problems in the Guyana’s capital city, Georgetown.

Local Telephone and Data Revenue. Local telephone and data revenue totaled $9.2 million, an increase of $2.4 million, or 35%. Of this increase, $2.1 million was attributable to SoVerNet, Inc. which was acquired by ATN in February 2006. Excluding that contribution, local telephone and data revenue generated by our Guyana and Virgin Islands operations increased by $0.3 million, or 5%. GT&T’s increase was attributable to growth in access lines and in its wireless customer-base while Choice continued to experience strong growth in its wireless broadband customers. In addition to the increase in wireless subscribers noted above, GT&T’s access lines increased from 106,000 to 114,000, an increase of 8%, as management continued to bring new areas into service.

International Long Distance Revenue and Other Revenue. International long distance revenue was $11.2 million, a decline of $0.2 million, or 2%. Management believes that this stems in part from the negative impact of a number of cuts to its fiber optic backbone in the first quarter. Management also believes that various forms of bypass in Guyana, principally Internet calling, also contributed to this decline. Other revenue increased as a result of a 23% increase in television subscribers in our Virgin Islands operations.

Operating Expenses. Operating expenses increased by $8.2 million, or 55%, from $14.8 million to $23.0 million for the quarters ended March 31, 2005 and 2006, respectively. Of the $8.2 million increase, $8.0 million is attributable to the addition of Commnet and SoVerNet, which do not have their operating expenses reflected in our results for the quarter ended March 31, 2005. Excluding Commnet and SoVerNet, operating expenses increased slightly due to increased marketing efforts at GT&T and increased overhead costs at the parent company. The increased overhead expenses at the parent include approximately $128,000 in equity compensation expense. These increases were, however, largely offset by the impact of cost reduction measures at Choice.

Other Income (Expense), net. Other income and expenses was a net expense of $388,000 for the quarter, as compared to income of $434,000 a year earlier. The negative change in this item is largely a result of a substantial increase in interest expense and a decline in interest income. The Commnet and SoVerNet acquisitions required the use of cash on hand and borrowing under the Company’s credit facility, as did the first quarter acquisitions by Commnet. As of March 31, 2006, the Company’s debt to equity ratio was 0.59 to 1 and its net debt to equity ratio was 0.36 to 1. Also included in other income and expenses are management fees received from Bermuda Digital Communications (BDC), which remained relatively consistent.

Bermuda Digital Communications. Equity in the earnings of BDC decreased from $0.6 million to $0.5 million for the three months ended March 31, 2005 and 2006, respectively. Gross profit from the Bermuda wireless business was relatively flat, but operating income and net income were negatively impacted by higher marketing and legal costs. BDC incurred significant legal expenses relating to the previously disclosed dispute regarding the scope of its license as it relates to data services. A hearing in that matter took place in April 2006 and a decision is expected shortly.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (AMEX:ANK) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands. Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; SoVerNet, Inc., which provides wireline voice and data services to businesses and homes across Vermont; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the United States Virgin Islands. ATN also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of ATN, including the relative contributions of Commnet and SoVerNet; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) a significant portion of our U.S. wireless revenue is derived from a small number of customers;  (7) our failure to maintain favorable roaming arrangements; (8) economic, political and other risks facing our foreign political operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) our economic interest in our Bermuda affiliate may be reduced in 2008; and (17) our inability to realize the value that we believe exists in businesses that we acquire. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the  forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of ATN’s Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC. ATN undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Statements of Operations

For the Three Months Ended March 31, 2005 and 2006

(in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2005	2006

Wireless	$3,786	$13,312
Local Telephone and Data	6,776	9,191
International Long Distance	11,365	11,171
Other Revenues	762	847

Total revenue	22,689	34,521

Termination and Access Fees	1,370	4,707
Internet and Programming	654	706
Engineering and Operations	3,487	4,966
Sales, Marketing and Customer Services	1,530	1,930
General and Administrative	3,525	4,716
Depreciation and Amortization	4,184	5,795
Non-Cash Stock Based Compensation	—	128

Operating Expenses	14,750	22,948

Operating Income	7,939	11,573

Interest Income (Expense), net	135	(664)
Other Income	299	276

Other Income (Expense), net	434	(388)

Income Before Taxes	8,373	11,185
Income Taxes	5,016	6,465

Income Before Equity in Earnings of Unconsolidated Affiliates and Minority Interests	3,357	4,720
Equity in earnings of unconsolidated affiliates	590	466
Minority interests	(901)	(1,097)

Net income	$3,046	$4,089

Net Income Per Share
Basic	$0.24	$0.33
Diluted	$0.24	$0.33

Weighted Average Common Shares Outstanding
Basic	12,535	12,486
Diluted	12,535	12,544